Transparent Path

Transparent Path is transforming the supply chain for food and perishable goods, by providing real-time transparency, visibility and predictive intelligence. We are seeking a first round of financial support to expand our platform past pilot stage to get to Version 1.


Invest in the
FUTURE OF
FOOD
Food supply chains are under enormous strain, and under-served by outdated systems and processes that are vulnerable to disruption.
New technologies like IoT and AI are boosting revenue, reducing waste, and bringing transparency to our food supply.

Invest

$99.00 minimum investment

Deadline October 30, 2020
in 2 months

Share Price
$0.25

Total Raised
$3,600

Valuation
$3,925,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

The food industry is underinvested in data support systems. Businesses lack data on product conditions during transport. This lack of transparency results in billions of dollars in food waste. Transparent Path uses continuously connected sensors and artificial intelligence to help food producers know when something goes wrong, act to fix it, and anticipate future issues before they occur.

DEAL HIGHLIGHTS

- Platform brings facts and clarity to supply chains
- Founding team with deep experience across food, tech and social impact
- Supply chain visibility market estimated to be $30B by 2025
- IDC market research shows 335% customer ROI over 3 years
- Tech partnership with Intel
- Reduces unnecessary costs for companies struggling with the COVID economy

RECOMMENDATIONS



"Eric is one of the smartest people I've ever worked with – an absolute leader in the digital space and an all-around great guy. He's a partner in the truest sense – engrossing himself in our business and ultimately becoming more knowledgeable about the inner workings of our organization than many of us were."

Andrea Shuff Armitage
Former Director of Marketing Communications, Jack in the Box, San Diego, CA



"When Eric Weaver told me what he and his Transparent Path team were doing, I accepted his request to join his advisory board immediately. The vision speaks to so many big issues: helping American food companies, shoring up our supply chains, the reduction of food waste, and the use of these awesome new technologies to transform the business. The company is building a real solution to these problems we're facing.

Running a food business was difficult before the pandemic. With so much uncertainty before us, with multiple moving targets of erratic demand, price pressures, climate impacts, and labor shortages, a system like Transparent Path can help bring real impact to the food and agriculture sectors."

Maria Emmer-Aanes
Former VP Marketing & Communications, Litehouse Foods, Sand Point, ID



"Eric is the perfect kind of entrepreneur to tackle the mission they've set for Transparent Path. He's got the combination of unbridled drive and outward optimism that makes him a great leader of young business initiatives. Eric worked with me in an emerging branch of digital years ago, and he thrived in rushing into the ambiguous gaps and sorting out how to make things specific, tangible and action-ready with our clients and staff. As CEO in his more recent ventures, I've seen him take brand-new ideas and stand in front of a crowd and explain them in clear and no-nonsense terms -- with none of the flim-flammery or techno-jabber that others sometimes deploy. Plus I know him to be an empathetic team leader who coaches and carries his staff along. If he's passionate about solving a problem, he is going to keep grinding on the potential pathways to a new solution."

Clay McDaniel
CEO, Ripl, Seattle, WA

PROBLEM

The food industry and its supply chains are under more pressure than ever before. This complex amalgam of producers, brokers, processors, logistics firms, wholesalers, distribution centers and retailers faces unprecedented pressure to deal with rising complexity, regulation, data silos, ecosystem stress, and fraud.

Due to the extreme growth of both complexity and increased regulation, and because it operates on thin margins, the food supply chain is far behind other sectors when it comes to data frameworks, standards, and visibility. In 2020, businesses spent millions trying to manage their operations and supply chains using fax machines, phone calls, and emails. The COVID-19 economy exposed the fragility in the food supply caused by this lack of transparent data.

Simply, this is a data problem.

The system is handcuffed by its own economics and risk aversion. Razor-thin margins discourage innovations that lead to radical efficiencies. The outdated data environment contributes to us sending $1T of food directly from farms to landfills.

Efforts are being taken to improve this situation, but are hampered by:

- Distrust among partners, who use opacity to their own advantage. For example, when food issues like contamination or damage arise, larger players often try to use their leverage to blame smaller partners.
- Legacy systems built 15-25 years ago leave data largely siloed.
- Imports/exports are dominated by manual-input, paper-based systems that include faxes. Often 50-300 paper documents can accompany one food import shipment. These paper records stop tracebacks in their tracks[1].
- New traceability platforms (which address only one issue within the food supply chain) often lack APIs to talk to legacy systems.
- As complexity in the industry grows through increasing regulation and interconnectedness, existing systems can't prevail, requiring workarounds, complex workflows, and increased risk.

The result? Partners can't manage what they do not see. Distrustful truck drivers throw temperature trackers out of windows. Myriad legacy systems don't talk to each other resulting in $1T in annual food waste[2].

Four data improvements create vast efficiencies that reduce waste and billions in financial, reputational, and health risk by: 1) gathering more granular food data economically; 2) connecting the disparate systems that store that data; 3) sharing real-time data with all supply chain participants; and 4) operationalizing the data via AI.

This is the Transparent Path opportunity.

Problem


REAL-TIME SUPPLY CHAIN VISIBILITY MEANS:
WSJ
STRONGER FINANCIALS FOR PRODUCERS
More Farmers Declare Bankruptcy Despite Record Levels of Federal Aid
CNBC
'The food supply chain is breaking': How Tyson Foods has tried to survive coronavirus
MORE RESILIENT BUSINESS ECOSYSTEMS
FOX NEWS
Why farmers dump food and crops while grocery stores run dry and Americans struggle
DISRUPTIONS CAN BE FORECASTED
The New York Times
Salmonella Cases Linked to Onions Increase to Nearly 900
FASTER TRACEABILITY DURING RECALLS

[1] IBM
[2] United Nations Food & Agriculture Organization

SOLUTION

Transparent Path has created a hardware and software platform to provide near-real-time visibility into food products as they travel through the supply chain. This platform consists of IoT sensors that feed a shared and secure data ecosystem, and a predictive analytics module to predict sourcing, transport or supply chain issues before they happen.

Transparent Path 2020 hardware

Solution


TRANSPARENT PATH
SECURED SHIPMENT GATEWAY
POWERED BY intel
PROOFTAG™
MAC: A0:3B:95:E7:42

For 2020, we're using sensors sourced through our technology partner, Intel. These are highly sophisticated devices consisting of 4G LTE gateway radios that connect to small sensors.

In a typical shipment, one gateway would connect with multiple sensors. This lets us place sensors at various locations within a shipping container or storage unit, monitoring temperature, humidity, light and tilt/shock. The gateway gathers this information (along with GPS location) at predetermined intervals and connects via cellular connection with our cloud-based platform. This hub-and-spoke model allows us to keep an eye on conditions near container doors, or deep within pallets where temperatures within refrigerated containers may vary.

ProofTags (2022)


PROOF SCORE

ProofTags

Over the next two years our sensor technologies will drastically evolve thanks to printed electronics. Through our relationship with Xerox's vaunted Palo Alto Research Center (PARC), our roadmap integrates Xerox's engineering skills to create printed sensors that can be scaled to be placed on food packages at volume.

ProofTags consist of a two-layer label. The outer layer has a printed QR code that provides the unique identity of that printed sensor. Using the QR code and a smartphone, anyone can look up the origin, provenance and proof of transit for that item.

The lower layer is an always-on temperature/humidity sensor powered by a printed battery, a coin cell, or ambient electromagnetic energy. As long as a gateway is nearby to connect to the sensor, it will transmit environmental conditions to the system.

ProofTags would consist of a graphene oxide conductive ink printed on a water-soluble substrate. This combination would allow for the printing of millions of biodegradable sensors without creating a stream of electronic waste that leaches toxins and heavy metals into the soil.

While this technology is still evolving, such printed sensors could change the economics of package-level monitoring forever.

ProofPlatform ™

Our Transparent Path software platform is a subscription-based Platform-as-a-Service (“PaaS”) that allows customers to create shipments, tag items, trace custody, detect excursions, and course-correct as necessary. Customers can see who has custody of their product, its current geographic location, if the product will be delivered on-time, and if it encountered any incidents that could create risk for the customer, partners or the community.

A Platform subscription gives our customers:

- A responsive web app to access operational dashboards
  - Dashboards customized for KPIs by role
- Main pages to add, lookup, edit, and delete records for:
  - Shipments
  - Items (being tracked)
  - Custodies
  - Custodians
  - Certifications
  - Sensors and Gateways
- Onboarding services which may include:
  - System customization/integrations
  - Organizational risk/readiness audits and workshops
  - Supply chain audits for transparency and collaboration
  - Employee training and knowledge transfer (via partner)
  - Consortium setup assistance
- Customer care
  - Agreed-upon service levels
  - Call center (chat)
- Sensor/gateway Shipment Kits

Solution



Prove conditions, provenance & compliance
PRODUCER
LOAD
TRANSPORT
COLD STORAGE (unload/store/load)
TRANSPORT
UNLOAD
RETAIL STORE
ABUSE
WARNING
OPTIMAL TEMP & HUMIDITY
WARNING
ABUSE
SENSORS ARE ATTACHED TO LOAD FOR STORAGE OR TRANSPORT
RESPONSE TRIGGER: CURRENT HOLDER CAN TAKE QUICK ACTION TO SAVE THE SHIPMENT
ABUSE
WARNING
OPTIMAL TEMP & HUMIDITY
WARNING
ABUSE
ISSUES THAT COMPROMISE FOOD SAFETY OR QUALITY ARE SHARED WITH ALL PARTNERS
COMPANIES THAT MET COMPLIANCE & SLAs CAN PROVE IT!

BUSINESS MODEL

Monthly Subscription Fees

We offer our solution through a Platform-as-a-Service model, in which customers subscribe on a monthly basis, with a three-month minimum requirement. The customers pay-as-they-go for access to the data - sensor costs are included in the subscription. This allows us to upgrade customers as we advance to better sensor technologies. Other related businesses like IBM Food Trust and Roambee use a similar subscription model and have proven there is a market appetite for this type of opex, rather than capex, model.

As we add predictive and prescriptive intelligence to our platform, we anticipate offering it as a platinum-level subscription. As with Ancestry.com, customers can add this feature as an add-on.

Ancillary Services

We generated our first revenue in 2018 through advisory services, and anticipate this will supplement our subscription income. These services include:

- Customer onboarding services
- Supply chain advisory (audits, workshops, reports)
- Custom deployments
- White-glove customer support

MARKET

Market Growth Insight's :

- BCC Research (Boston) estimates the global market for food traceability technologies market at $10.7B in 2016, reaching $15.1B in 2021, with a CAGR of 7.1%.
- Kenneth Research (NYC) valued the 2017 total addressable market at US$12.3B, and estimated a CAGR over 9.64% between 2018-2025.
- Market Research Engine (Miami) estimates TAD at $19.5B by 2025, with a CAGR of 9%.

Additionally, a 2020 IDC study of companies that invested in collaborative supply chain technologies reported a 335% ROI over three years.

COMPETITIVE LANDSCAPE

Companies offering a combination of IoT sensors and AI are still limited and the technology is nascent. Few offer continuously-connected sensors and we know of none pursuing a printed electronic sensor product we have been discussing with Xerox PARC.

Competition


BlueYonder
E2OPEN
OVERHAUL
FOURKITES
TRANSPARENT PATH.
Container-level granularity
AI not demonstrated, or limited to ETAs
No sensor standards for security, interoperability
Non-real-time telematics
Insights only
Pallet/package-level
Predictive planning
Secured devices only
Continuous telematics
Prescriptive operations
Competitive assessment based on available information

PROGRESS

We founded Transparent Path in July 2018 during the rush to apply blockchain technology to food. We were immediately accepted into incubator programs at WeWork Labs and Microsoft for Startups. Founder Eric Weaver presented the Transparent Path concept to welcoming audiences across the US, Canada and the UK, at events like the Global Blockchain Summit, and the Blockchain World Summit in London.

Within a few months, we created a development partnership with Los Angeles-based Penta Global, a blockchain development provider, and began testing a number of sensor technology candidates.

First Successful Proof of Concept

In 2019, the Transparent Path and Penta partnership completed our first successful pilot, tracking apples for one of the largest produce packers in the state of Michigan. We determined that bluetooth+LTE sensor and gateway technologies performed with the best accuracy and provided the continuous, always-on, real-time monitoring we required. Data was saved into a BigChain blockchain system.

Progress


2019 MICHIGAN APPLES
PROOF OF CONCEPT
Partner: Jack Brown Produce, Sparta, Michigan
Tested sensor candidates from the USA, Australia, South Africa and India
Captured temperature, humidity, tilt/shock, and air pressure on multiple shipments to retailers
Confirmed our thesis around BlueTooth + LTE
Successful integration of a distributed ledger

New Management Team

That summer, founder Eric Weaver expanded the management team to include **Mark Kammerer**, former general manager of Expedia, as our new Chief Commercial Officer, and **Paulé Wood**, former global user experience lead for Amazon Last Mile logistics, as our new Director of Experience. The team decided to move the Transparent Path product from "science project" to enterprise-grade software platform, own all of our code, and postpone blockchain until 2021. We began to redesign the platform from the ground up and began a global talent search.

First Research Study

In the fall of 2019, the new team kicked off a relationship with General Assembly, an adult education school focused on user experience design and research. GA cohorts worked with us to conduct our first research study on consumer behaviors and food transparency. Interested investors can download the study here.

New Technology Team

In early 2020, the company added our own technology executives, including **Sunil Koduri**, former Microsoft cloud services executive and artificial intelligence expert, as Chief Technology Officer, and **Greg Lind**, open-source expert for food-related NGOs, as Director of Platform Engineering. While Sunil created a sensor solution architecture, Greg built out our robust cloud-based platform to track shipments.

Intel and 5G Lab partnerships

In the spring of 2020, Transparent Path was accepted into the 5G Open Innovation Lab, a Seattle-based incubator focused on edge computing and 5G connectivity. The Lab connected us to subject matter experts from local governments and universities, and led to national coverage in technology publications. The Lab also introduced us to senior executives at Intel, with whom we have created a technology partnership for our Pilot 2 / MVP efforts.

Former Amazon supply chain leader joins team

In April of 2020, former Wall Street analyst, Amazon supply chain executive and chocolate industry leader **Lauren Adler** joined our team as Director of Product Management. Lauren's depth of experience in fintech software, the grocery business, supply chain integration and the chocolate industry make her the perfect person to manage our offer, pricing and feature set.

Social Purpose Corporation designation

In anticipation of our first capital raise, we converted our LLC to a Washington State "social purpose corporation" (SPC) in May 2020, formalizing our desire to support people, planet and profit.

New advisory board

Food industry veterans **Dan Maycock** (VP IT & Data for Loftus Ranches, one of the world's largest hops producers) and **Terry Wakefield** (former senior executive and plant manager for KraftHeinz, Nabisco and Pepsico) join long-time friend and supporter **Maria Emmer-Aanes** (former exec with Target, Nature's Path, Litehouse Foods) on the new SPC advisory board.

Pilot 2 kickoff

We completed the first version of our platform, using Intel sensors and our cloud platform, in August, 2020. This version integrates the high-end Intel sensor technologies into our platform and creates the functionality to create and launch food shipments. We have begun our first pitches and anticipate initial customers this fall.

MEDIA MENTIONS

- Transparent Path seeks seed funding to innovate food supply chain
  Puget Sound Business Journal, 8/27/20
- Startup founders at new 5G Open Innovation Lab explain how they've adjusted to the COVID-19 crisis
  GeekWire, 7/24/20
- How the Pandemic Taught a Lesson to Food Supply Chains
  Supply Chain Brain, 7/20/20
- 5G Open Innovation Lab Launches Program for Startups
  425Business, 5/28/20
- 5G Open Innovation Lab taps 17 startups for maiden program
  ExecutiveBiz, 5/21/20
- Seattle startups join T-Mobile-backed 5G accelerator lab
  Puget Sound Business Journal, 5/19/20
- Five blockchain companies improving the food industry
  BuiltIn, 3/14/19
- Despite a 'crypto winter,' blockchain-for-food projects push forward to reduce risk in the US food supply
  Star Tribune, 3/7/2019
- New kids on the block: Check out these 5 recently launched Seattle startups
  BuiltIn, 12/7/2018
- How blockchain is supporting climate action
  Cisco, 9/7/2018

TEAM

The Transparent Path proposition — to reduce food waste and business risk by creating a more agile, more resilient and more certain supply chain — has drawn together a team of senior enterprise leaders who care deeply about our future. Each of our executives come from the food, tech and social impact sectors. We have each stood up successful ventures both inside and outside large enterprises.

We also believe in giving back. Mark and Eric have been involved in feeding the homeless in Seattle for many years. Sunil has built businesses using AI to identify health issues. Paulé is a thought leader in sustainability, Greg has worked with food-related NGOs overseas, and Lauren is passionate about ethical sourcing and improving the lives of cacao farmers through better traceability.



Eric Weaver

Chief Executive Officer

Eric Weaver has guided more than 80 blue-chip brands around the world through disruption brought about by digital technologies. Eric led several global enterprises like P&G, Kraft Foods, and Johnson & Johnson through the web, e-commerce, social media and AI revolutions, launching one of the very first AI-powered websites in 1996, and the Performly AI-powered ROI platform in 2014. Most recently, Eric launched the Xerox Customer Experience Practice, where he managed a $550M marketing services book of business, before launching Transparent Path in 2018. Eric speaks globally on marketing, ethics, and sustainability.



Mark Kammerer

Chief Commercial Officer

Mark Kammerer's early career was spent in marketing for large food brands like General Mills and Pillsbury. He then joined the hospitality industry, where he served as an executive at Royal Caribbean, Club Med, Holland America Line, and as General Manager at Expedia.com. At Transparent Path, Mark is responsible for business strategy, sales, investor relations, and financials. He also serves on the board of Food Lifeline, one of Seattle's largest foodbanks.



Sunil Koduri

Chief Technology Officer

Sunil Koduri is a strategic technology veteran with deep experience in artificial intelligence, enterprise cloud computing, product management, and governance. He has served in senior leadership roles at General Dynamics and at Microsoft, where he grew the cloud services business by 100% YOY. Most recently, Sunil built a software platform specializing in applying computer vision and machine learning to analyze personal health through body movement and gait.



Lauren Adler

Director of Product Management

Lauren Adler brings a depth of experience in food retailing, supply chain systems, finance and chocolate. She has worked as an investment banker and software development manager on Wall Street, managed a perishable foods division of a New England supermarket chain, developed and implemented supply chain transparency strategies for Amazon, and founded a retail company that was a pioneer in the craft chocolate movement. Lauren serves as the Vice President of the Board of the Fine Chocolate Industry Association (FCIA), promoting quality, innovations, ethical sourcing, and best practices in the fine chocolate industry.



Greg Lind

Director of Platform Engineering

Greg Lind got his start in the software business in engineering roles at Hewlett-Packard and the Metro Regional Government. A long-time advocate of open source and sharing initiatives such as GovHub and TolaData, Greg speaks at conferences on the benefits of open source, software efficiencies and collaboration.An expert in Docker and Kubernetes, Greg has worked in Africa, Asia and Europe, aiding STEM startups and food-centered NGOs. He leads an open source platform called Buildly, promoting reusability and scalability in enterprise software development.



Paulé Wood

Director of Experience

Paulé Wood (they/them) joined Transparent Path from Amazon Logistics, where they served as global lead for last-mile user experience. Paulé is responsible for our UX/UI efforts as well as our brand storytelling. A Colorado native, world traveler, former roadie, and child of farmers, Paulé's career has included senior creative and experience design roles for IBM (where they served as Creative Director for Global Services West Coast), Young & Rubicam, Eddie Bauer, T-Mobile, Microsoft, and Earth Economics.





Maria Emmer-Aanes
Advisor, Organic & Botanical Sectors

A well-known thought leader in the organic food space, Maria has worked as a sales and marketing leader at Target, Great Harvest Bread, Nature's Path Foods, Litehouse Foods, and Numi Organic Tea. With chops in branding, sales and marketing, she advises our team on organic brands, consumer behavior, and retail.

Dan Maycock
Advisor, Agriculture & AgTech

Dan Maycock has worked in data analytics and IT leadership for 18 years, in a variety of roles: as a technology leader for Boeing and Amazon, and a analytics consultant/senior manager for both Slalom & Capgemini Consulting. He's a regular contributor to Inc. and Forbes magazine on the topic of analytics and innovation.



Terry Wakefield
Advisor, Food Manufacturing & Supply Chain

Terry is a seasoned C-level food industry executive contributing to the success of Fortune 100 (Kraft, Pepsi, Nabisco) as well as smaller privately held firms (Seattle Chocolates, Continental Mills, Madrona Specialty Foods). Although he has worked with a broad array of food products, he has a particular passion for making chocolate (bean to bar) as well as gourmet chocolates.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Platform Development	$95,000	38.0%
Sales & marketing	$8,500	3.4%
Equipment	$21,000	8.4%
Overhead (tech systems)	$6,570	2.6%
Legal	$7,500	3.0%
Accounting / Tax	$5,000	2.0%
HR / Compliance	$5,000	2.0%
Customer Support	$5,000	2.0%
User Experience / Design	$9,500	3.8%
Team Compensation	$50,000	20.0%
Loan repayment	$17,180	6.9%
B&O / Other Taxes	$5,000	2.0%
Travel	$2,500	1.0%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Transparent Path spc. This offering must raise at least $10,000 by October 30, 2020 at 11:58am ET. If this offering doesn't reach its *target*, then your money will be refunded. Transparent Path may issue additional securities to raise up to $250,000, the offering's *maximum*.

$3,600 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

16,700,000 shares
× $0.25 per share
$4,175,000 implied valuation

COVID Relief:

This offering is being conducted on an expedited basis due to circumstances relating to COVID-19 and pursuant to the SEC's temporary COVID-19 regulatory relief set out in Regulation Crowdfunding §227.201(z).

Offering maximum:

In reliance on this relief, financial information certified by the principal executive officer of the issuer has been provided instead of financial statements reviewed by a public accountant that is independent of the issuer, in setting the offering maximum of $250,000.

PITCH DECK


INVESTING IN THE
FUTURE OF FOOD
SUPPLY CHAIN RESILIENCE THROUGH IOT, EDGE COMPUTING AND ARTIFICIAL INTELLIGENCE
TRANSPARENT PATH
Open
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FINANCIALS

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

UPDATES

Aug 31, 2020 • Primary offering of 1,000,000 shares at $0.25

MORE INFO

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.